Exhibit 4.5

ZIMVIE INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Effective as of March 1, 2022)

Section 1. Eligibility.

Any member of the Board of Directors (the “Board”) of ZimVie Inc. (the “Company”) who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan and will be a participant.

Section 2. Deferred Compensation Account.

There shall be established on the books of the Company for each participant a deferred compensation account in the participant’s name.

Section 3. Amount of Deferral.

(a) Mandatory Deferrals. If a participant has not yet met the guideline level of Share Unit or Company common stock ownership established by the Board, fifty percent of the basic fee payable to a participant for membership on the Board (the “Mandatory Deferral”) shall be deferred and credited to the participant’s deferred compensation account as Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred fee, determined by dividing the dollar value of the deferred fee by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the date such fee would otherwise have been paid to the participant. As an additional Mandatory Deferral, on the date of each annual meeting of the stockholders of the Company (“Annual Meeting”) (or on an alternate date if no such Annual Meeting is held), each participant will receive 500 deferred Share Units (the “Annual Deferred Share Units”). The value of each Annual Deferred Share Unit will be equal to a share of the Company’s common stock as reported in The Wall Street Journal on the date of grant.

(b) Elective Deferrals. For any calendar year, a participant may elect to defer receipt of compensation in excess of the participant’s Mandatory Deferral for that year (the “Elective Deferral”) by filing the appropriate form in accordance with Section 8 and requesting deferral of: (1) all of the participant’s compensation in excess of the participant’s Mandatory Deferral payable to the participant for serving on the Board and any committee thereof; or (2) any percentage specified by the participant of the compensation described in clause (1) that is in excess of the participant’s Mandatory Deferral.

Section 4. Form and Computation of Deferred Amounts.

Subject to Section 3, at the time a participant elects to make an Elective Deferral, the participant shall elect to have the Elective Deferral credited to his or her deferred compensation account as Treasury Units, Dollar Units, or Share Units (each an “Investment Option”). A participant may allocate the Elective Deferrals among the Investment Options in increments of 0%, 33 1/3%, 50%, 66 2/3% or 100%. Any deferred amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of the six-month United States Treasury bill discount rates for the preceding year. Any deferred amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate to be set by the Company in January of each year after a review of investment return on the invested cash of the Company. If a participant elects to allocate a deferred amount to Share Units, the participant will be credited with Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred amount, determined by dividing the dollar value of the deferred amount by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the date such amount would otherwise have been paid to the participant. Upon payment by the Company of dividends on its common stock, the amount credited to a participant’s deferred compensation account as Share Units shall be credited with a number of additional Share Units equal to (a) the number of Share Units in the participant’s account multiplied by the amount of the dividend, (b) divided by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the day the dividend is payable. The amount of Share Units in a participant’s deferred compensation account shall be adjusted in the discretion of the Board to take into account a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure or capitalization affecting the Company’s common stock. At its discretion, the Board may discontinue, modify, or offer additional Investment Options.

Section 5. Period of Deferral.

A participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid sixty days after the participant’s Separation From Service, which is generally defined as the expiration or other termination of all contracts, agreements, or arrangements under which the participant performs services for the Company, or any other company under common control with the Company, whether as a Director or other independent contractor or employee, provided that the expiration or termination constitutes a good-faith and complete termination of the contractual relationship between the participant and the Company (and all other companies under common control with the Company). Notwithstanding the foregoing, whether a Separation From Service has occurred for purposes of this Plan will be determined in accordance with the applicable standards under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including § 1.409A-1(h) (“Section 409A”).

At the time a participant makes a deferral election in accordance with Section 8 and 9, the participant may elect the period of deferral for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to defer receipt of amounts attributable to Elective Deferrals (1) until a specified calendar year in the future, (2) until the participant’s Separation From Service, or (3) until the end of the calendar year in which the participant’s Separation From Service occurs. If the participant elects alternative (1), payment will be made or commence within sixty days after the beginning of the calendar year specified in the election; if the participant elects alternative (2), payment will be made or commence within sixty days after the participant’s Separation From Service; and if the participant elects alternative (3), payment will be made or commence within sixty days after the end of the calendar year in which the participant’s Separation From Service occurs. If, with respect to an Elective Deferral, a participant does not make a timely election (in accordance with Section 8) as to the period of deferral, payment of amounts attributable to the Elective Deferral will be made or commence within sixty days after the participant’s Separation From Service.

Section 6. Form of Payment.

Mandatory Deferrals, including Annual Deferred Share Units, will be paid in shares of the Company’s common stock.

At the time a participant makes a deferral election in accordance with Section 8 and 9, the participant may elect the form of payment for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to receive payment of amounts attributable to Elective Deferrals in either (1) a lump sum cash payment or (2) a number of annual cash installments, not more than four, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant’s deferred compensation account divided by the number of installments remaining to be paid (including the installment in question) and payments shall be made during the period of each applicable year specified in Section 5. If a participant fails to make a timely election as to form of payment, payment will be made in a lump sum cash payment.

Section 7. Death Prior to Receipt.

If a participant dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid, in shares of the Company’s common stock, to the participant’s beneficiary or estate, as the case may be, within sixty days after the participant’s death.

At the time a participant makes a deferral election in accordance with Section 8, the participant may elect that, in the event he or she dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s deferred compensation account attributable to Elective Deferrals will be paid to the participant’s beneficiaries or estate, as the case may be, in either (1) a lump sum cash payment within sixty days following the participant’s death, or (2) a number of annual cash installments, not more than four, as specified by the participant. If the participant elects alternative (2), the initial installment payment to the beneficiaries or estate will be made sixty days after the participant’s death, and the amount of each installment and timing of each subsequent installment will be determined as provided in Section 6. If payment to the participant pursuant to clause (2) of Section 6 had commenced prior to death, the installment payments to the participant’s beneficiaries or estate, as the case may be, will be made at the same time and in the same amount as installment payments would have been made to the participant had he or she survived. For purposes of this Section 7, any amounts deferred as Share Units will be converted to Dollar Units by multiplying the number of Share Units credited to a participant’s deferred compensation account on the date of his or her death by the fair market value of a share of the Company’s common stock on such date as reported in The Wall Street Journal.

Section 8. Time of Election of Deferral.

This Section 8 governs the time for making “Deferral Elections,” which include elections to make Elective Deferrals pursuant to Section 3, elections as to the form and computation of deferred amounts pursuant to Section 4, elections of the period of deferral pursuant to Section 5, elections of the form of payment pursuant to Section 6, and elections with respect to death benefits pursuant to Section 7.

A nominee for election as a new (not returning) Director may make a Deferral Election prior to his or her election for the calendar year in which he or she is being elected, except that a person elected a new Director by the Board may make a Deferral Election no later than 30 days after his/her election as a Director (to the extent such election is compliant under Section 409A) (an “Initial Eligibility Election”), in which event such Initial Eligibility Election shall be effective only with respect to compensation earned after the Initial Eligibility Election is made. A person then currently serving as a Director may make a Deferral Election with respect to compensation for the next succeeding calendar year no later than the preceding November 30th. This Deferral Election will be deemed to apply for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 10, to discontinue the Deferral Election or make a new Deferral Election, or (2) the election is stated, in writing, to apply only to the current calendar year.

Section 9. Manner of Electing Deferral.

A participant may make a Deferral Election by giving written notice to the Corporate Secretary’s Office of the Company on a form provided by the Company, which notice shall include the amount to be deferred, the form in which the amount deferred is to be credited, the period of deferral and the form of payment, including the number of installments, if any.

Section 10. Effect of Election.

A Deferral Election shall be irrevocable by the participant once the calendar year to which it applies has commenced, or in the case of an Initial Eligibility Election, at the end of the 30th day following the new Director’s election as a Director. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Corporate Secretary’s Office of the Company in writing no later than November 30th of the preceding year.

Section 11. Maximum Number of Shares.

The maximum number of shares of the Company’s common stock that may be issued and distributed under this Plan shall be Two Hundred Thousand (200,000) shares, subject to adjustment as provided under Section 4, above.

Section 12. Participant’s Rights Unsecured.

The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

Section 13. Statement of Account.

A statement will be sent to each participant each year reflecting the value of his or her deferred compensation account as of the end of the preceding year.

Section 14. Assignability and Beneficiaries.

No right to receive payments under the Plan shall be transferable or assignable by a participant other than by will or under the laws of descent and distribution, except that a participant may designate one or more beneficiaries pursuant to the provisions of this Section. On a form to be provided by the Corporate Secretary’s Office of the Company, a participant may name beneficiaries to receive any amounts to which the participant may be entitled under the Plan in the event of the participant’s death. A participant may change his or her beneficiary designation from time to time in the same manner. If a participant fails to designate any beneficiary, or if no designated beneficiary is living on the date on which any payment becomes payable to the participant’s beneficiaries, the payment will be payable to the participant’s estate.

Section 15. Administration; Section 409A Compliance.

The Plan will be administered under the supervision of the Board, which will have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan. The Plan, as amended and restated, is intended to comply with Section 409A and will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable standards under Code Section 409A. To the extent that any terms of the Plan would subject any participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, the Company shall not be responsible.

Notwithstanding any provision in the Plan to the contrary, if at the time of a participant’s Separation From Service, the participant is a “specified employee” as defined under Section 409A, then any payment under this Plan that is payable on account of the participant’s Separation From Service shall be delayed until the date which is the earlier of (a) the expiration of six months following the date of the participant’s separation from service, and (B) the date of the participant’s death, at which time all payments delayed pursuant to this paragraph shall be paid to the participant (or beneficiary or estate, as applicable) in a lump sum, and any remaining payments due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them in this Plan or applicable Deferral Election.

Section 16. Amendment.

This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of the participant, adversely affect that participant’s accruals in his or her deferred compensation account as of the date of amendment, modification or termination.

Section 17. Governing Law.

The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the Code, and, to the extent not in conflict, with the laws of the State of Colorado, without giving effect to the conflict of laws provisions thereof.

Section 18. Termination Date.

The Plan shall terminate effective as of March 1, 2032. Notwithstanding the foregoing, any Mandatory Deferrals and Elective Deferrals deferred prior to March 1, 2032 shall be distributed in accordance with the Plan as in effect on February 29, 2032.

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